Exhibit 99

O’Sullivan Industries, Inc. Completes Amendment of Working Capital Credit Agreement

Roswell, GA, August 19, 2005. O’Sullivan Industries, Inc., a leading manufacturer and distributor of RTA furniture and organization products for the home and office, today announced that it had reached agreement with General Electric Capital Corporation (“GECC”) to amend its $40 million revolving line of credit agreement.

“This is another positive milestone in our continuing financial restructuring process,” said Bob Parker, President and Chief Executive Officer of O’Sullivan. “The amendment provides us continued access to working capital funds under the credit agreement.”

Pursuant to the amendment, GECC has agreed to continue to make available funding within terms of the borrowing base and other conditions and not to enforce any event of default in connection with O’Sullivan’s failure to pay interest on the 10.63% senior secured notes due 2008 within the applicable grace period, consistent with the terms and conditions of the amendment. As previously announced, O’Sullivan recently entered into a forbearance agreement with the controlling holders of such senior secured notes.

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:

Rick Walters, CFO     678-939-0802
Russ Steinhorst, Controller     678-939-0809